UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 10, 2003

HealthTronics Surgical Services, Inc.

(Exact name of the Registrant as specified in its charter)

Georgia	000-30406	58-2210668
(State or other jurisdiction of incorporation and organization)	(Commission File Number)	(I.R.S. Employer identification No.)

1841 West Oak Parkway, Suite A

Marietta, Georgia 30062

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:

770-419-0691

Item 9.    Regulation FD Disclosure.

                From time to time, HealthTronics Surgical Services, Inc. makes presentations to the investment community using slides containing the information attached to this Form 8-K as Exhibit 99.1.  We are furnishing the text of these slides pursuant to the Securities and Exchange Commission’s Regulation FD.  This information is furnished pursuant to Item 9 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.  By filing this report on Form 8-K and furnishing this information, we make no admission as to the materiality of any information in this report that we choose to disclose solely because of Regulation FD.

                The information contained in the slides is summary information that is intended to be considered in the context of our SEC filings and other public announcements that we may make, by press release or otherwise, from time to time.  We undertake no duty or obligation to publicly update or revise the information contained in this report, although we may do so from time to time as our management believes is warranted.  Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.

                The text of the slides included in this report omits various graphic images included in the actual slides.

                Certain expectations and projections regarding the future performance of the Company referenced in this report are forward-looking statements.  These expectations and projections are based on currently available competitive, financial, and economic data, along with the Company’s operating plans and are subject to future events and uncertainties.  Among the events and uncertainties which could adversely affect future periods are inability to establish or maintain relationships with physicians and hospitals, healthcare regulatory developments that prevent certain transactions with healthcare professionals or facilities, inability of healthcare providers to obtain reimbursement for use of our current or future products, competition or technological change that impacts the market for our products, and difficulty in managing our growth.  We caution readers that in addition to the above cautionary statements, all forward-looking statements contained herein should be read in conjunction with the Company’s SEC filings and other public announcements.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HealthTronics Surgical Services, Inc.

Dated:
February 10, 2003	By:	/s/ Martin J. McGahan
Martin J. McGahan
Chief Financial Officer